Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Now Shipping Next-Generation t:slim X2 Insulin Pump

San Diego, October 24, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pumps available in the United States, today announced commencement of shipments for its next-generation t:slim X2™ Insulin Pump.  The t:slim X2 Pump boasts an advanced Bluetooth radio and is optimized for use with Tandem’s recently cleared Tandem Device Updater, designed to update software and add new features from a personal computer as they are approved by the U.S. Food and Drug Administration (FDA).1

The t:slim X2 Pump is the newest addition to the Company’s family of innovative insulin pumps.  All Tandem pumps feature a high-contrast color touchscreen with a streamlined, user-friendly interface.  This provides people rapid access to frequently used features, while making these features simple to learn and simple to use.2  Each Tandem product utilizes modern technology, such as a built-in rechargeable battery and micro-USB port for convenient charging and fast data transfers.

Notable features of the t:slim X2 Pump include:

•	Up to 38% smaller than other insulin pumps[3],[4]
•	300-unit capacity
•	Rechargeable battery, which saves hundreds of dollars in out of pocket costs[4]
•	Durable aluminum housing
•	Watertight (IPX7) construction, tested to a depth of three feet for 30 minutes
•	Advanced Bluetooth radio, capable of communicating with compatible devices and future technologies
•	Optimized for use with the Tandem Device Updater for remote software and feature updates from a personal computer[1]

[1]	Software updates and new features are not currently available for the t:slim X2 Pump and are subject to future FDA approvals. Charges may apply.
[2]	Schaeffer N, Parks L, Verhoff E, et al. J Diabetes Sci Technol. March 2015.9:221-230.
[3]	38% smaller than MiniMed 630G and 670G and 25% smaller than MiniMed 530G, Animas Vibe and Omnipod System.
[4]	Data on file. Tandem Diabetes Care, Inc.

The t:slim X2 Pump will replace Tandem’s first-generation t:slim® Insulin Pump.  The Company will continue to support current t:slim Pumps, in addition to the t:slim G4™ and t:flex® Insulin Pumps. The t:slim X2 Pump is intended for the subcutaneous delivery of insulin, at set and variable rates, for the management of diabetes mellitus in persons requiring insulin, for individuals 12 years of age and greater.

For additional product and safety information, or to begin the order process, visit www.tandemdiabetes.com/tslimX2 or call (877) 801-6901, Monday – Friday between 6am and 5pm Pacific Time

About the Tandem Device Updater

The Tandem Device Updater, cleared by the FDA in July 2016, is a tool for the remote update of Tandem insulin pump software from a personal computer. The first use of the Tandem Device Updater is to provide t:slim® Insulin Pumps purchased before April 2015 with a free update to the latest software features. This updated software began shipping on new t:slim Pumps as of April 2015 and includes a variety of product enhancements for convenience and flexibility. Software updates and new features for Tandem pumps are being developed for implementation through the Tandem Device Updater as they are approved for commercial distribution.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim X2™ Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first continuous glucose monitoring-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

t:slim, t:flex, and Tandem Diabetes Care are registered trademarks, and t:slim X2 and t:slim G4 are trademarks of Tandem Diabetes Care, Inc. All other trademarks are the property of their respective owners.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to, among other things the Company’s plans to complete the development and obtain regulatory approval of future features to release on the t:slim X2 platform as remote software updates, and the Company’s plans to utilize the Tandem Device Updater to update software and add new features to the t:slim X2 pump from a personal computer as they are approved by the FDA. These statements are subject to numerous risks and uncertainties, including the Company’s ability to sustain commercial scale manufacturing of the t:slim X2 pump on a timely basis, the Company’s reliance on third-party suppliers the Company’s ability to source various product components in sufficient quantities that meet the Company’s quality requirements, the Company’s ability to complete the development of proposed software updates and new features for the t:slim X2 pump, the Company’s ability to utilize the Tandem Device Updater as intended, the Company’s ability to obtain regulatory approvals for future products and product features generally, as well as other risks identified in Tandem’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other documents that Tandem files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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